Exhibit (a)(11)

VOYA GOVERNMENT MONEY MARKET PORTFOLIO

Amendment to the Amended Establishment and Designation of Classes of Shares of

Beneficial Interest, $1.00 Par Value (the “Instrument”)

Effective: May 1, 2024

The undersigned, being a majority of duly elected and qualified Trustees of Voya Government Money Market Portfolio, a Massachusetts business trust (the “Fund”), take this action pursuant to Article 6.6 and Articles 11.2 and 11.3 of the Amended and Restated Declaration of Trust dated May 1, 2002, as amended (the “Declaration of Trust”). The Trustees hereby amend the Instrument to abolish the Class S shares of the Fund. All references to Class S shares in the Instrument are hereby removed, and Class I shares with the rights described in the Instrument, shall be the sole class of shares of the Fund.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Except as otherwise provided in this amendment, the foregoing shall be effective upon filing of this amendment with the Secretary of the Commonwealth of Massachusetts.

/s/ Colleen D. Baldwin Colleen D. Baldwin, as Trustee

/s/ John V. Boyer

John V. Boyer, as Trustee

/s/ Martin J. Gavin

Martin J. Gavin, as Trustee

/s/ Joseph E. Obermeyer

Joseph E. Obermeyer, as Trustee

/s/ Sheryl K. Pressler

Sheryl K. Pressler, as Trustee

/s/ Christopher P. Sullivan Christopher P. Sullivan, as Trustee